Exhibit 99.1

Passage Bio Presents New Interim Clinical and Biomarker

Data for Patients with GM1 Gangliosidosis in Imagine-1

Study at ASGCT 25th Annual Meeting

●	Longer-term follow-up showed continued developmental improvement for both patients in assessments by study investigators and caregivers
●	Interim safety data at 13 and seven months from patients in Cohort 1 of the Imagine-1 clinical trial showed low dose of PBGM01 was well tolerated and had a favorable safety profile
●	Global Phase 1/2 study continues to enroll patients, with interim safety and biomarker data from Cohorts 2 and 3 expected in 2H22

PHILADELPHIA, May 18, 2022 – Passage Bio, Inc. (Nasdaq: PASG), a clinical-stage genetic medicines company focused on developing transformative therapies for central nervous system (CNS) disorders, today announced the presentation of longer-term clinical and biomarker data from Cohort 1 in Imagine-1, a Phase 1/2 study of PBGM01, a gene therapy for GM1 gangliosidosis (GM1). David Weinstein, M.D. M.M.Sc., senior vice president, Clinical Development, Passage Bio, will present the data at 8:30 a.m. ET during a late-breaker oral presentation at the American Society of Gene and Cell Therapy (ASGCT) 25th Annual Meeting, being held in Washington, D.C. and virtually.

“We continue to be encouraged by the interim data from the first cohort in our Imagine-1 trial and the potential promise if offers for patients. These data show that the low dose of PBGM01 is well-tolerated, has a favorable safety profile and exerts a biological effect that appears to translate to improvement in developmental milestones for these children,” said Mark Forman, M.D., Ph.D., chief medical officer, Passage Bio. “We look forward to continuing to advance the Imagine-1 study through additional cohorts and are excited to gather more data to see the impact of earlier intervention, which we believe may be important based on the initial clinical findings presented to date. The life expectancy for children with GM1 ranges from two to 10 years, so we are eager to pursue the opportunity to potentially offer the first disease-modifying treatment for this disease as quickly as possible.”

Key Highlights from Late-Breaker Presentation at ASGCT Include:

●	Low dose PBGM01 was well-tolerated and had a favorable safety profile with patient 1 data through 13 months and patient 2 data through seven months: No serious adverse events, complications related to ICM administration or evidence of dorsal root ganglion (DRG) toxicity were observed in either patient.
●	Both patients showed continued improvement across developmental areas on the Vineland-II (caregiver-assed) and Bayley-III (investigator-assed) scales: Through the 12-month assessments following PBGM01 administration, improvement from baseline was observed and documented across all developmental areas for patient 1, with notable progression in motor and language domains. Improvement across multiple developmental domains was also observed and documented for patient 2, despite this patient having severe developmental delay at baseline and a prior history of regression.

●	Volumetric MRI data showed meaningful growth in brain volume for patient 1, who was 15 months of age at gene transfer: Volumetric MRI showed increases in brain volume at 12 months compared to baseline for patient 1 in multiple brain regions. Patient 2, who had severe developmental delay at baseline and was 31 months of age at gene transfer, showed a slight decline in brain volume from baseline at six months.
●	Longer-term biomarker data for Beta-galactosidase enzyme activity in CSF and serum showed functional transgene expression: CSF beta-galactosidase activity for both patients increased above levels measured in natural history study (NHS) samples following dosing and were sustained at the upper limit of NHS values. Serum beta-galactosidase activity also increased following administration of PBGM01 for both patients, with patient 1 levels above NHS values at 12-months post-treatment and patient 2 levels normalizing to NHS values at 6-months post-treatment.

The Imagine-1 study continues to advance. The first patient in Cohort 2, high dose, late infantile, and both patients in Cohort 3, low dose, early infantile, have been dosed. Interim safety and biomarker data from both cohorts are expected in the second half of 2022.

About Imagine-1

Imagine-1 is a Phase 1/2, global, open-label, dose-escalation study of PBGM01 administered by a single injection into the cisterna magna in pediatric subjects with early and late infantile GM1. The primary goal of the study is to first assess safety and tolerability and then efficacy of PBGM01 in patients. The U.S. Food and Drug Administration (FDA) has granted PBGM01 Fast Track, Orphan Drug, and Rare Pediatric Disease designations. PBGM01 has also received an Orphan designation from the European Commission.

To learn more about the clinical trial program, please visit ClinicalTrials.gov: NCT04713475.

About PBGM01

PBGM01 is an AAV-delivery gene therapy currently being developed for the treatment of infantile GM1, in which patients have mutations in the GLB1 gene causing little or no residual beta-galactosidase enzyme activity and subsequent neurodegeneration. PBGM01 utilizes a next-generation AAVhu68 capsid administered through the cisterna magna to deliver a functional GLB1 gene encoding beta-galactosidase to the brain and peripheral tissues. By increasing beta-galactosidase activity, PBGM01 has the potential to reduce accumulation of toxic GM1 gangliosides and reverse neuronal toxicity, thereby restoring developmental potential. In preclinical models, PBGM01 has demonstrated broad brain distribution and high levels of expression of the beta-galactosidase enzyme in both the CNS and critical peripheral organs, suggesting potential treatment for both the CNS and peripheral manifestations of GM1.

About GM1

GM1, a rare monogenic lysosomal storage disease, is caused by mutations in the GLB1 gene, which encodes the lysosomal enzyme beta-galactosidase (β-gal). Reduced β-gal activity results in the accumulation of toxic levels of GM1 gangliosides in neurons throughout the brain, causing rapidly progressive neurodegeneration. GM1 accumulation also results in progressive damage to other tissues including the heart, liver, and bones and manifests with hypotonia (reduced muscle tone), progressive CNS dysfunction, seizures, and rapid developmental regression. Life expectancy for infants with GM1 ranges from 2-10 years, and infantile GM1 represents approximately 60 percent of the global GM1 incidence of 0.5 to 1 in 100,000 live births.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical-stage genetic medicines company on a mission to provide life-transforming therapies for patients with CNS diseases with limited or no approved treatment options. Our portfolio spans pediatric and adult CNS indications, and we are currently advancing three clinical programs in GM1 gangliosidosis, Krabbe disease and frontotemporal dementia with several additional programs in preclinical development. Based in Philadelphia, PA, our company has established a strategic collaboration and licensing agreement with the renowned University of Pennsylvania’s Gene Therapy Program to conduct our discovery and IND-enabling preclinical work. Through this collaboration, we have enhanced access to a broad portfolio of gene therapy candidates and future gene therapy innovations that we then pair with our deep clinical, regulatory, manufacturing and commercial expertise to rapidly advance our robust pipeline of optimized gene therapies. As we work with speed and tenacity, we are always mindful of patients who may be able to benefit from our therapies. More information is available at www.passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including subsequent events in our Imagine-1 trial; initiation of clinical trials and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about manufacturing plans and strategies; and the ability of our lead product candidates to treat their respective target CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the coronavirus pandemic; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Passage Bio Investors:

Stuart Henderson

Passage Bio

267-866-0114

shenderson@passagebio.com

Passage Bio Media:

Mike Beyer

Sam Brown Inc. Healthcare Communications

312-961-2502

MikeBeyer@sambrown.com